Exhibit 5.4

April 1, 2013

AMI Metals, Inc.

Siskin Steel & Supply Company, Inc.
McKey Perforated Products Co., Inc.

GH Metal Solutions, Inc.
c/o Reliance Steel & Aluminum Co.
350 South Grand Avenue, Suite 5100
Los Angeles, CA 90071

Re:  Guarantees of Debt Securities of Reliance Steel & Aluminum Co.

Ladies and Gentlemen:

We have acted as special local counsel to AMI Metals, Inc., a Tennessee corporation (“AMI”), Siskin Steel & Supply Company, Inc., a Tennessee corporation (“Siskin”), and McKey Perforated Products Co., Inc., a Tennessee corporation (“McKey” and collectively with AMI and Siskin, the “Tennessee Subsidiaries”) and GH Metal Solutions, Inc., an Alabama corporation (“GH”), in connection with the form of the Indenture (the “Indenture”) filed as an exhibit to the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on or about the date hereof among Reliance Steel & Aluminum Co. (“Reliance”), the Subsidiary Guarantors named therein, and the trustee to be named therein, pursuant to which from time to time Reliance may issue debt securities (the “Debt Securities”) that may be guaranteed by the Subsidiary Guarantors (the “Guarantees”).  The Debt Securities and Guarantees are to be registered under the Securities Act of 1933, as amended, pursuant to the Registration Statement.  AMI, Siskin, McKey and GH are referred to collectively as the “Companies.”

In preparation for the issuance of this letter, we have reviewed the Indenture, which includes the form of the Debt Securities as an exhibit, and we have also reviewed the following documents:

1.             Certificates of the Secretary of each of the Tennessee Subsidiaries dated April 1, 2013, certifying (a) the Charter and Bylaws of each of the Tennessee Subsidiaries, (b) the Resolutions adopted on March 22, 2013 by the Board of Directors of each of the Tennessee Subsidiaries, and (c) incumbency certificate confirming the signature of Karla Lewis as the secretary of each Tennessee Subsidiary.

2.             Certificate of the Secretary of GH dated April 1, 2013, certifying (a) the Charter and Bylaws of GH, (b) the Resolutions adopted on March 22, 2013 by the Board of Directors of GH, (c) the Resolutions adopted by the shareholders of GH in an Action By Written Consent of the Sole Shareholder of GH dated March 28, 2013, and (d) incumbency certificate confirming the signature of Karla Lewis as the secretary of GH.

3.             Certificates of Existence issued by the Tennessee Secretary of State as to AMI and McKey on March 25, 2013 and as to Siskin on April 1, 2013.

4.             Certificate of Existence issued by the Alabama Secretary of State as to GH on March 25, 2013 and Certificate of Good Standing issued by the Alabama Department of Revenue as to GH on April 1, 2013.

The above documents constitute all of the documents that we have deemed necessary or advisable to review for the purpose of rendering the opinion stated in this letter.  We are special local counsel to the Companies in this matter and we have no knowledge of the present assets, liabilities, or operations of the Companies, except as obtained in the review of the documents described above.

In rendering our opinion, we have assumed, with your permission, the following matters, without independent investigation:

1.             As to all parties and documents, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, (v) the due execution, authentication and delivery of all relevant documents by all parties, (vi) that no documents we have reviewed have been amended or altered in any material respect as to vary from the form in which they were provided to us, (vii) that the execution, delivery, and performance of the relevant documents by each party do not violate or breach (x) any law or regulation (except that we do not assume this respecting Tennessee laws and regulations applicable to the Tennessee Subsidiaries and Alabama laws and regulations applicable to GH), (y) any order, decree, or arbitration award applicable to such party or its property, or (z) any agreement binding upon any such party or its property, in each case of this subsection (vii) in any way that would affect the opinion stated in this letter, and (viii) that the trustee under the Indenture and all purchasers of the Debt Securities from

Reliance are duly qualified to do business as foreign entities in all jurisdictions in which such qualification is required.

2.             As to parties to the Indenture other than the Companies (the “Other Parties”), (i) the due authorization of all relevant documents by the Other Parties, and (ii) that all relevant documents are legal, valid and binding obligations of the Other Parties, enforceable in accordance with their terms, except for limitations that would not affect the opinion stated in this letter.

3.             All Debt Securities have been issued in accordance with the provisions of the Indenture for the issuance thereof against payments therefor in accordance with the terms of any agreement pursuant to which they were to be issued or sold.

4.             There has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence that affects the Indenture.

5.             There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing or performance among any of the parties, that would define, supplement or qualify the terms of the Indenture.

6.             The Companies are not insolvent and the execution, delivery and performance of the Indenture (i) do not and shall not render the Companies insolvent, and (ii) are fair to the Companies.

7.             All representations and other information contained in the Indenture as reviewed by us are correct and complete (except to the extent such representations state legal conclusions included in the opinion stated in this letter), and no changes have occurred in the facts and circumstances disclosed in or serving as a basis of such representations, warranties, certificates and documents from the dates thereof to the date of this letter.

Upon the basis of the foregoing, and subject to the further exceptions noted below, we are of the opinion that:

1.              Based solely on the Certificates of Existence issued by the Secretary of State of the State of Tennessee, the Tennessee Subsidiaries are validly existing as corporations in good standing in the State of Tennessee.

2.              Based solely on the Certificate of Existence issued by the Secretary of State of the State of Alabama and the Certificate of Good Standing issued by the Alabama Department of Revenue, GH is validly existing as a corporation in good standing in the State of Alabama.

3.              Each of the Companies has the requisite corporate power and authority to execute and deliver the Indenture.

4.              The Indenture (including, but not limited to, the Guarantees stated in Article X thereof), when executed and delivered, will be  the valid and binding obligation of each of the Companies, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

We further advise you that certain waivers and remedies contained in the Indenture may be rendered unenforceable or limited by applicable laws and judicial decisions, but such laws and judicial decisions do not render the Indenture invalid as a whole, and there exist in the Indenture or pursuant to Tennessee and Alabama law legally adequate remedies for the practical realization of the principal benefits to be provided by the Indenture.

We are members of the Bars of the States of Tennessee and Alabama and the foregoing opinion is limited to the laws of the State of Tennessee with respect to the Tennessee Subsidiaries and the laws of the State of Alabama with respect to GH.  In this regard, we note that the Indenture is, by its terms, governed by the laws of the State of New York.  With your permission, we have evaluated the enforceability of the Indenture as if the laws of the State of Tennessee (not including conflicts laws) applied thereto in all respects with respect to the Tennessee Subsidiaries and as if the laws of the State of Alabama (not including conflicts laws) applied thereto in all respects with respect to GH.

We undertake no obligation to advise you of facts or changes in law occurring after the date of this letter that might affect the opinions expressed herein.

This opinion may be relied upon by Davis Polk & Wardwell LLP in connection with the transactions contemplated by the Indenture.  This opinion may not be relied upon by any other party for any purpose other than in connection with the transactions contemplated by the Indenture.

Very truly yours,

/s/ Bradley Arant Boult Cummings LLP